Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "DSP GROUP, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JUNE, A.D. 2014, AT 6:44 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2352082 8100

140826337

AUTHENTICATION: 1445354

DATE: 06-12-14

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:47 PM 06/11/2014
FILED 06:44 PM 06/11/2014
SRV 140826337 - 2352082 FILE

CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION OF DSP GROUP, INC.

DSP Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a special telephonic meeting of the Board of Directors of DSP Group, Inc. duly held on May 28, 2013, and pursuant to an unanimous written consent of the Board of Directors, effective March 25, 2014, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that, subject to the approval of the stockholders of this Corporation, Section A of Article VII of this Corporation's Restated Certificate of Incorporation be amended to read in full as follows:

> "The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
>
> Upon the filing of this Amendment to the Restated Certificate of Incorporation (the "Effective Date"), each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders; provided, however, no terms in effect prior to the Effective Date shall be shortened. Notwithstanding the foregoing, however, subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) at the 2014 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2015 annual meeting of stockholders, (ii) at the 2015 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2016 annual meeting of stockholders, and (iii) at the 2016 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.
>
> Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
>
> Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (1) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the

> "Voting Stock") voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held on June 9, 2014, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Restated Certificate of Incorporation was voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, DSP Group, Inc. has caused this certificate to be signed by Dror Levy, Chief Financial Officer and Secretary on this 11th day of June, 2014.

By: /s/ Dror Levy
Dror Levy
Chief Financial Officer and Secretary